EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)

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                                                   QUARTER ENDED         SIX MONTHS ENDED
                                               -------------------      ------------------
                                               JUNE 27,     JUNE 28,     JUNE 27,    JUNE 28,
                                                 1998        1997          1998        1997
                                              ---------   ----------     --------   ----------

Average shares outstanding during the period     65,447       66,144      65,574      66,634
                                              ----------  ----------     --------   ----------
Incremental shares under stock options
 computed under the treasury stock method
 using the average market price of issuer's
 stock during the period .....................       -         1,341         818       1,189
                                              ----------  ----------     --------   ----------

   Total shares for diluted EPS...............    65,447      67,485      66,392      67,823
                                              ==========  ==========     ========   ==========

Income (loss) applicable to common shareholders:
   Continuing operations...................   $     (482) $   11,600  $    8,196  $   22,865
   Discontinued operations.................        -           3,881       -           4,802
   Gain on sale of discontinued operations.        -               -       -          85,292
   Extraordinary loss......................       (3,679)       (721)     (3,679)       (721)
                                              ----------  ---------     --------   ----------
   Net income (loss).......................   $   (4,161) $   14,760  $    4,517  $  112,238
                                              ==========  ==========     ========   ==========

Income (loss) per basic common share:
   Continuing operations...................   $     (.01) $      .17  $      .12  $      .34
   Discontinued operations.................        -             .06       -             .07
   Gain on sale of discontinued operations.        -               -       -            1.28
   Extraordinary loss......................         (.05)       (.01)       (.05)       (.01)
                                              ----------  ---------     --------   ----------
   Net income (loss).......................   $     (.06) $      .22  $      .07  $     1.68
                                              ==========  ==========     ========   ==========

Income (loss) per diluted common share:
   Continuing operations...................   $     (.01) $      .17  $      .12  $      .34
   Discontinued operations.................        -             .06       -             .07
   Gain on sale of discontinued operations.        -            -          -            1.26
   Extraordinary loss......................         (.05)       (.01)       (.05)       (.01)
                                              ----------  ----------     --------   ----------

   Net income (loss).......................   $     (.06) $      .22  $      .07  $     1.66
                                              ==========  ==========     ========   ==========
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